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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF MESSERLI & KRAMER P.A.]



Virtual Technology Corporation
3100 West Lake Street
Minneapolis, MN  55416

         Re: Virtual Technology Corporation - Issuance of Securities Our File No.: 11041-1

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Virtual Technology Corporation (the "Company") of the Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the sale of 162,500 shares, in the aggregate, of the Company's common stock (the "Capital Shares") that will be issued to certain of the Company's employees pursuant to the August 1999 Stock Bonus Plan (the "Plan") and to Jeffrey C. Robbins pursuant to a legal services consulting agreement (the "Consulting Agreement").

In connection with this opinion, we have examined the Registration Statement, the Company's Amended and Restated Articles of Incorporation and Bylaws, and such other documents, records, certificates, memoranda, and other instruments as we deem necessary as a basis for this opinion. We have assumed a genuineness in authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and to execution and delivery of all documents, where execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Capital Shares, when sold and issued in accordance with the Plan and Consulting Agreement and the Registration Statement will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,



                                                  /s/ Messerli & Kramer, P.A.